EXHIBIT 99.1
                                                                    ------------

FOR  IMMEDIATE  RELEASE
-----------------------

Contact:     Denise  Gilbert     Dayna  Wheeler
     Chief  Financial  Officer     Investor  Relations
     (650)  845-4515     (650)  845-4589

           INCYTE REPORTS YEAR-END RESULTS AND 1999 FINANCIAL TARGETS
             ANNOUNCES DECISION NOT TO PURSUE TRACKING STOCK VEHICLE

PALO ALTO, CALIFORNIA, FEBRUARY 3, 1999 -- Incyte Pharmaceuticals, Inc. (Nasdaq:
INCY) today reported revenues of $134.8 million and a net income of $3.5 million or $0.12 per diluted share for the year ended December 31, 1998. Excluding one-time charges related to the Synteni and Hexagen acquisitions, Incyte reported net income of $15.5 million or $0.54 per diluted share for the year ended December 31, 1998. Revenues increased 50% from the $90.0 million reported for calendar 1997. Net income and earnings per share excluding one-time charges increased more than 100% from $6.9 million and $0.26 per diluted share, respectively, for the year ended December 31, 1997. Excluding the impact of the programs contained within the Incyte Genetics business unit announced in August 1998 and the one-time charges, net income would have been $23.2 million or $0.80 per diluted share.

For the quarter ended December 31, 1998, Incyte reported revenues of $36.6 million resulting in net income of $1.5 million or $0.05 per diluted share. This represents an increase of approximately 35% in revenues and a decrease in net income and diluted earnings per share from $3.1 million and $0.11 per diluted share reported for the fourth quarter of 1997. The net income for the quarter and year ended December 31, 1998 were impacted by the ramp up in expenses related to the genomic sequencing and single nucleotide polymorphism (SNP) discovery programs previously attributed to the Incyte Genetics business unit. Excluding the impact of this business unit, net income would have been $6.9 million or diluted earnings per share of $0.23 for the quarter ended December 31, 1998.

Revenues were driven predominantly by database subscriptions, which increased approximately 40% to $105.6 million. Reagent revenues generated by the Company's Genome Systems subsidiary increased 75% to $8.8 million. Microarray service revenues, fueled by the growth of the Synteni business acquired in January 1998, ended the year at $8.0 million. Incyte signed five major new multi-year microarray collaborations in 1998 with Amgen, Monsanto, Novartis, Schering-Plough and Zeneca. Only the Monsanto microarray agreement had a significant impact on 1998 revenues with the remaining agreements expected to impact revenues in 1999. The remaining revenues were attributed to software license revenues, contract sequencing and intellectual property related license fees.

During the fourth quarter of 1998 Incyte announced two major combined microarray and database partnerships, one with Schering Plough focusing on pharmaceutical applications and a second with Zeneca focusing on agricultural applications. In addition to access to Incyte microarray services, Schering-Plough will have multi-year access to the LifeSeq gene sequence and expression database and the LifeSeq FL database of full-length genes. Zeneca will have multi-year access to Incyte's PhytoSeq database which will contain sequence information from a range of agriculturally important crops including wheat, maize and rice. In January 1999, Incyte announced that Pharmacia & Upjohn expanded their existing genomic database agreement to include Incyte's PathoSeq database containing genomic information for over 40 bacterial and fungal microorganisms.

Today Incyte also announced the renewal of two of its database partnerships. Abbott Laboratories renewed its LifeSeq database subscription and added a microarray access agreement. The second agreement, with Johnson & Johnson, represents a major expansion that gives Johnson & Johnson access to the broad portfolio of Incyte database and software products including the new LifeSeq Gold assembled database, the LifeSeq Atlas mapping database and the ZooSeq animal database. Johnson & Johnson will continue to have access to the PathoSeq database added in March 1998.

On the patent front, during the fourth quarter Incyte was granted an exclusive license to a pioneering patent from the Montefiore Medical Center which includes claims covering methods for measuring gene expression using a defined array (Patent No. 4,981,783). In addition, Incyte was issued its first expressed sequence tag (EST) patent covering ESTs encoding 44 novel protein kinases (Patent No. 5,817,479). Finally, in January 1999, the United States Patent and Trademark Office notified Incyte that the claims of a two-color hybridization patent licensed exclusively to Incyte were allowable and as a result recommended that an interference be declared with Patent No. 5,800,992 assigned to Affymetrix, Inc.


TRACKING  STOCK
---------------

Separately Incyte announced that it will not pursue a tracking stock vehicle to finance the programs of the new business unit, Incyte Genetics, announced in August 1998. The adoption of an accelerated time frame for the human genomic sequencing and mapping programs, coupled with the reduced cost estimates and the projected positive cash flow from its database business, have given Incyte the ability to finance the programs designated for Incyte Genetics from current financial resources.

"We are very encouraged by the results of the first four months' of the genome-wide sequencing and mapping initiatives announced in August," said Randy Scott, Ph.D., President and Chief Scientific Officer of Incyte. "The strategy of targeting gene-rich segments of the human genome based on the competitive advantage afforded Incyte by our LifeSeq database has surpassed our expectations for enhanced gene discovery compared to conventional random shotgun sequencing. We now have identified the 5' and 3' ends of approximately 110,000 human genes. Our goal is now to have sequenced, mapped and filed for intellectual property on the novel and most commercially relevant genes by the second half of the year 2000."

"We are very pleased that Incyte can pursue its mapping and genomic sequencing programs to completion without creation of the tracking stock vehicle" said Roy
A. Whitfield, Chief Executive Officer of Incyte. "Further, we can avoid the risk that the tracking stock vehicle would threaten Incyte's ability to use pooling of interests accounting for acquisitions and therefore limit our ability to continue with our aggressive merger and acquisition strategy, and not incur the complexity and administrative costs associated with a tracking stock vehicle."


1999  TARGETS
-------------

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Incyte currently expects revenues to increase 40% in 1999 to approximately $190 million. This includes an increase of 25-30% in database subscription revenues. Microarray service revenues are expected to make a significant contribution increasing from less than 10% of revenues in 1998 to approximately 15-20% of total revenues in 1999.

During 1999 Incyte plans to invest approximately $45 million in the genomic sequencing, mapping, SNP discovery programs and related patent filings previously attributed to Incyte Genetics. As a result the Company expects to report a loss of approximately $20 million for 1999. The Company currently plans to return to profitability in the second half of 2000 driven both by the reduction in expenses as the genomic sequencing and mapping programs reach completion and due to growth in database, microarray service and other revenues.

"1999 will be a year of aggressive investment at Incyte as we take advantage of our leadership position in genomic sequencing to capture the commercial return from being the first to map and sequence the commercially relevant sections of the human genome," commented Roy A. Whitfield, Incyte's Chief Executive Officer of Incyte. "This significant short-term investment, coupled with the expansion of manufacturing capabilities for Incyte's growing microarray service and expression database business, will result in a net loss for 1999. We expect to enter the year 2000 with a strong balance sheet, poised to return to profitability in the second half of the year."

Incyte Pharmaceuticals, Inc. is a leading provider of an integrated platform of genomic technologies designed to aid in the understanding of the molecular basis of disease. Incyte develops and markets genomic information-based tools including sequence and expression databases, genomic data management software, microarray-based gene expression services, and related reagents. These products and services assist the pharmaceutical and biotechnology industries in all phases of drug discovery and development. For more information, visit Incyte's web site at www.incyte.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to expected revenues from microarray collaborations, projected positive cash flow from the company's database business, expected profitability, revenue targets, expected expenditure levels in new programs, the adequacy of capital resources, the ability and time to complete the sequencing and mapping of the human genome, and the statements under the subheading "1999 Targets" are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the extent of utilization of genomic information by the biotechnology, pharmaceutical and agricultural industries; risks relating to the development of new products and their use by potential collaborators; the ability to implement technological improvements; the impact of alternative technological advances and competition; the ability of the Company to obtain and retain customers; early termination of a database collaboration agreement or failure to renew an agreement upon expiration; developments in and expenses relating to litigation; uncertainties related to the issuance and enforcement of patents; the ability to obtain results from genomic sequencing operations at levels at least equivalent to those obtained during the past four months. and other risks detailed from time to time in Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. Incyte disclaims any intent or obligation to update these forward-looking statements.

                          INCYTE PHARMACEUTICALS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)




                                                        DECEMBER 31,    DECEMBER 31,
                                                          1998(1)         1997(1)
                                                      --------------  --------------
Assets
     Cash and cash equivalents                        $      50,048   $      55,598
     Restricted cash                                              -           6,000
     Marketable securities - available-for-sale              61,185          57,497
     Accounts receivable, net                                14,318          19,983
     Prepaid expenses and other current assets                5,813           3,836
                                                      --------------  --------------
          Total current assets                              131,364         142,914

     Property and equipment, net                             54,429          38,070
     Long-term investments                                   20,653          14,800
     Goodwill and other intangible assets                    16,955               -
     Deposits and other assets                                6,889           3,305
                                                      --------------  --------------
          Total assets                                $     230,290   $     199,089
                                                      ==============  ==============

Liabilities and Stockholders' Equity
     Accounts payable                                 $       8,244   $       5,791
     Accrued and other current liabilities                    7,843           5,416
     Accrued compensation                                     4,786           3,192
     Due to joint venture                                         -           6,000
     Deferred revenue                                        29,054          31,815
                                                      --------------  --------------
          Total current liabilities                          49,927          52,214

     Non-current liabilities                                    796           1,173
                                                      --------------  --------------
          Total liabilities                                  50,723          53,387
                                                      --------------  --------------

          Total stockholders' equity                        179,567         145,702
                                                      --------------  --------------
          Total liabilities and stockholders' equity  $     230,290   $     199,089
                                                      ==============  ==============


(1)The condensed consolidated balance sheets has been derived from the audited financial statements at that date

                          INCYTE PHARMACEUTICALS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                      Incyte  General     Incyte  Genetics
                                       Three  Months          Three  Months
                                     Ended  December  31, Ended  December  31,
                                     -------------------  --------------------
x                                         1998     1997         1998    1997
                                       -------  -------      --------  ------
Revenues                               $35,779  $26,922      $   868   $ 425

Research and development                22,737   20,679        4,874     746
Selling, general and administrative      6,593    3,965        1,649      81
                                       -------  -------      --------  ------
     Total operating expenses           29,330   24,644        6,523     827

Income (loss) from operations            6,449    2,278       (5,655)   (402)

Interest and other income, net           1,780    1,735          (14)      -
Losses from joint venture                    -        -         (834)   (300)
                                       -------  -------      --------  ------
Income (loss) before income taxes        8,229    4,013       (6,503)   (702)
Provision (benefit) for income taxes     1,374      248       (1,133)    (13)
Net income (loss)                      $ 6,855  $ 3,765      $(5,370)  $(689)
                                       =======  =======      ========  ======

Supplemental pro forma diluted net
   income per share(2)                 $  0.23  $  0.13





                                      Incyte  Consolidated
                                         Three  Months
                                       Ended  December  31,
                                          1998    1997(1)
                                       --------  --------
Revenues                               $36,647   $27,347

Research and development                27,611    21,425
Selling, general and administrative      8,242     4,046
                                       --------  --------
     Total operating expenses           35,853    25,471

Income (loss) from operations              794     1,876

Interest and other income, net           1,766     1,735
Losses from joint venture                 (834)     (300)
                                       --------  --------
Income (loss) before income taxes        1,726     3,311
Provision (benefit) for income taxes       241       235
Net income (loss)                      $ 1,485   $ 3,076
                                       ========  ========

Basic net income per share             $  0.05   $  0.12
Diluted net income per share           $  0.05   $  0.11

Basic shares                            27,782    26,118
Diluted shares                          29,338    28,399



(1)Restated to reflect the acquisition of Synteni, Inc., which was accounted for as a pooling of interests.
(2)The supplemental pro forma net income per share are computed assuming all existing common stock is redesignated as Incyte General Stock on a one-for-one basis. As discussed in the text of this press release, the Company has decided not to proceed with the tracking stock recapitalization. Because the Incyte General and Incyte Genetics business units will be combined, the Company will not publish separate financial information relating to those units after this date.

                          INCYTE PHARMACEUTICALS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                            Incyte  General     Incyte  Genetics
                                              Twelve  Months     Twelve  Months
                                          Ended  December  31, Ended  December  31,
                                          -------------------  --------------------
                                                1998     1997      1998      1997
                                            --------  -------  ---------  --------

Revenues                                    $132,041  $88,863  $  2,770   $ 1,133

Research and development                      89,036   70,152     8,156     2,300
Selling, general and administrative           22,487   13,715     2,951       213
Charge for in-process R&D                          -        -    10,978         -
Acquisition-related charges                    1,171        -         -         -
                                            --------  -------  ---------  --------
     Total operating expenses                112,694   83,867    22,085     2,513

Income (loss) from operations                 19,347    4,996   (19,315)   (1,380)

Interest and other income, net                 7,280    4,140       (14)        -
Losses from joint venture                          -        -    (1,474)     (300)
                                            --------  -------  ---------  --------
Income (loss) before income taxes             26,627    9,136   (20,803)   (1,680)
Provision (benefit) for income taxes           4,448      582    (2,096)      (34)
                                            --------  -------  ---------  --------
Net income (loss)                           $ 22,179  $ 8,554  $(18,707)  $(1,646)
                                            ========  =======  =========  ========

Net income excluding acquisition charges    $ 23,239
Basic net income per share
Diluted net income per share

Supplemental pro forma diluted net
Income per share                            $   0.77  $  0.32

Supplemental pro forma diluted net income
Per share excluding acquisition charges(2)  $   0.80




                                          Incyte  Consolidated
                                             Twelve  Months
                                          Ended  December  31,
                                               1998    1997(1)
                                           ---------  --------

Revenues                                   $134,811   $89,996

Research and development                     97,192    72,452
Selling, general and administrative          25,438    13,928
Charge for in-process R&D                    10,978         -
Acquisition-related charges                   1,171         -
                                           ---------  --------
     Total operating expenses               134,779    86,380

Income (loss) from operations                    32     3,616

Interest and other income, net                7,266     4,140
Losses from joint venture                    (1,474)     (300)
                                           ---------  --------
Income (loss) before income taxes             5,824     7,456
Provision (benefit) for income taxes          2,352       548
Net income (loss)                          $  3,472   $ 6,908
                                           =========  ========

Basic net income per share                 $   0.13   $  0.28
Diluted net income per share               $   0.12   $  0.26

Basic shares                                 26,921    24,300
Diluted shares                               28,899    26,498

Net income excluding acquisition charges   $ 15,510
Basic net income per share                 $   0.58
Diluted net income per share               $   0.54



(1) Restated to reflect the acquisition of Synteni, Inc., which was accounted for as a pooling of interests.
(2) The supplemental pro forma net income per share are computed assuming all existing common stock is redesignated as Incyte General Stock on a one-for-one basis. As discussed in the text of this press release, the Company has decided not to proceed with the tracking stock recapitalization. Because the Incyte General and Incyte Genetics business units will be combined, the Company will not publish separate financial information relating to those units after this date.